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                                  BROKER'S AGREEMENT


         This Agreement (the "Broker's Agreement") is dated as of
_____________, 1996, and is entered into between UAG West, Inc., a Delaware corporation ("UAG West") and KBB, Inc., an Arizona corporation ("Broker").

         In consideration of the mutual covenants contained herein, and other good and valuable consideration, Broker and UAG West agree as follows:

         1. ENGAGEMENT. UAG West hereby engages Broker, and Broker accepts such engagement, as a broker for UAG West (i) to locate prospective automobile and light truck dealerships and dealership groups for UAG West to acquire within the Territory (as defined below) and (ii) to assist UAG West in obtaining new dealerships in the Territory. For purposes of this Agreement, the "Territory" shall mean the States of Arizona, New Mexico, Colorado and Utah, and the counties in the State of California listed on Exhibit "A" hereto.

         2. TERM. The Term of this Agreement shall begin on the date hereof (the "Effective Date") and, unless otherwise terminated pursuant to Section 4 hereof, shall end on the date which is five years following the Effective Date; PROVIDED, HOWEVER, that such term shall be extended automatically for an additional year on each anniversary of the Effective Date unless either party hereto gives written notice to the other party not to so extend within ninety
(90) days prior to an anniversary, in which case no further extension shall occur (such term, including any extension thereof, shall hereinafter be referred to as the "Term").

         3. BROKER'S FEE. In return for Broker's efforts in identifying dealerships and dealership groups in the Territory for UAG West to acquire or open and in assisting in the acquisition or opening of such dealerships and dealership groups, UAG West shall pay to Broker a fee (the "Broker's Fee") for each dealership or dealership group (each an "Acquired Dealership" and collectively, the "Acquired Dealerships") that UAG West acquires or opens in the Territory during the Term other than the dealerships owned by the persons listed on Exhibit "B" hereto. Each Broker Fee shall consist of a cash payment (not less than $0) calculated as follows:

           (i) If the Acquired Dealership is an existing dealership or dealership group in the Territory, then the Broker's Fee shall be a cash payment on the date of the acquisition of the Acquired Dealership (the "Acquisition Closing Date") in an amount equal to the Acquired Dealership's Pre-Tax Earnings (as defined below) for the 12-month period immediately preceding the Acquisition Closing Date; PROVIDED, HOWEVER, that in the event an Acquired Dealership's sales exceed Five Hundred Million Dollars ($500,000,000) during the twelve (12) month period immediately preceding the Acquisition


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    Closing Date, then the Broker's Fee shall be an amount to be mutually agreed to by Broker and UAG West;

          (ii) If the Acquired Dealership is a dealership that UAG West is opening ("New Dealership") within Maricopa County, Arizona, then the Broker's Fee shall be a cash payment on the thirteenth month anniversary of the date on which the New Dealership commenced business ("Opening Date") in an amount equal to three times the New Dealership's Pre-Tax Earnings (as defined below) for the twelve (12) month period commencing on the Opening Date; and

         (iii) If the Acquired Dealership is a New Dealership that UAG West is opening within the Territory but not within Maricopa County, Arizona, then the Broker's Fee shall be a cash payment on the thirteenth month anniversary of the Opening Date in an amount equal to the New Dealership's Pre-Tax Earnings for the twelve (12) month period commencing on the Opening Date.

         For purposes of this Agreement, each Acquired Dealership's Pre-Tax Earnings shall mean the consolidated net earnings (or losses), before taxes, of such Acquired Dealership, computed in accordance with generally accepted accounting principles; PROVIDED, HOWEVER, that the calculation of the Acquired Dealership's Pre-Tax Earnings shall add back any LIFO inventory adjustment and shall not include any depreciation or amortization expense or expenses incurred in connection with the acquisition, and shall be recast (consistent with UAG West's past practices in connection with acquisitions) to reflect extraordinary owners compensation, personal expenses and other expenses not related to the continuing operations of the dealership, and without any allocation of overhead expenses of UAG or UAG West or any acquisition-related expenses, such as acquisition-related indebtedness. For purposes of this Agreement, each New Dealership's Pre-Tax Earnings shall mean the consolidated net earnings (or losses), before taxes, of such New Dealership, computed in accordance with generally accepted accounting principles less the New Dealership's start-up expenses; PROVIDED, HOWEVER, that the calculation of the New Dealership's Pre-Tax Earnings shall add back any LIFO inventory adjustment and shall not include any depreciation or amortization expense or any allocation of overhead expenses of UAG or UAG West.

         The Broker and UAG West may from time to time agree in writing as to other fee arrangements in particular circumstances, such as an acquisition where the target is not profitable.

         4. TERMINATION. This Agreement shall terminate (a) at the expiration of the Term; (b) at any time with the mutual consent of UAG West and Broker; or (c) if Steven Knappenberger's employment with UAG West terminates unless he is succeeded as President (provided that any decision with respect to succession shall be at the sole discretion of the Board of Directors of UAG
West) by Jay Beskind or George Brochick.  In addition, notwithstanding any


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termination, Broker shall be entitled to fees on any transaction that is the subject of an agreement on the date of the termination or with respect to any transaction that closes within one year from the date of termination and as to which Broker rendered substantial assistance.

         5. INDEMNIFICATION BY BROKER. Broker shall indemnify and defend UAG West, its affiliates and their respective directors, officers, shareholders, employees and agents and hold them harmless to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including attorneys' fees and costs) as they are incurred that are directly or indirectly related to or otherwise incurred in connection with Broker's bad faith, negligence or willful misconduct, or of any breach of this Agreement by Broker.

         6. INDEMNIFICATION BY UAG WEST. UAG West shall indemnify and defend the Broker and each of its directors, officers, shareholders, employees and agents and hold each of them harmless to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including attorneys' fees and costs) as they are incurred that are directly or indirectly related to or otherwise incurred in connection with the activities set forth in Paragraph 1 hereof other than arising out of Broker's bad faith, negligence or willful misconduct, or any breach of this Agreement by UAG West.

         7. CONFIDENTIAL INFORMATION. Broker shall hold in the strictest confidence any and all confidential and proprietary information and materials provided to Broker by UAG West or any of its affiliates. Broker shall not use any of the same except for purposes contemplated by this Agreement. Except to enforce its rights hereunder, Broker shall, on UAG West's demand, return to UAG West all documents and other materials previously provided to Broker by UAG West or any of its affiliates and all copies thereof and excerpts therefrom in Broker's possession. As used herein, confidential information shall mean all information concerning UAG West or any of its affiliates except information (i) ascertainable or obtained from public information, (ii) received from a third party not employed by or otherwise affiliated with UAG West or any of its affiliates, or (iii) which is or becomes known to the public, other than through a breach by Broker of the terms of this Agreement.

         8. NO VIOLATION. Broker represents and warrant to UAG West that neither the execution and delivery of this Agreement nor the performance of its duties hereunder violates or will violate the provisions of any other agreement to which Broker or any of its directors, officers, shareholders, employees and agents are bound. UAG West represents and warrants to Broker that neither the execution and delivery of this Agreement nor the performance of its duties hereunder violates or will violate the provisions of any


                                         -3-

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other agreement to which it or any of its affiliates are parties or by which it or any of its affiliates are bound.

         9. BENEFIT OF AGREEMENT. This Agreement shall enure to the benefit of and be binding upon UAG West and its successors, including, without limitation, any corporation or person which may acquire all or substantially all of UAG West's assets or business, or into which UAG West may be consolidated or merged. This Agreement shall also enure to the benefit of, and be enforceable by, Broker and its successors.

         10. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage pre-paid, with return receipt requested, addressed (a) in the case of UAG West, to c/o United Auto Group, Inc., 375 Park Avenue, New York, New York 10022, Attn: General Counsel, or to such other address and/or to the attention of such other person as UAG West shall designate by written notice to Broker; and (b) in the case of Broker, (i) to Steven Knappenberger at 6725 E. McDowell Road, Scottsdale, Arizona 85257, (ii) George Brochick at 6242 E. Laurel Lane, Scottsdale, Arizona 85254, and (iii) Jay Beskind at 6513 E. Paradise Lane, Scottsdale, Arizona 85254 or to such other address as Messrs. Knappenberger, Brochick or Beskind, respectively, shall designate by written notice to UAG West. Any notice given hereunder shall be effective and deemed to have been given as of the date of receipt.

         11. AMENDMENT. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

         12. WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof. Any waiver must be in writing and signed by Broker or UAG West, as the case may be.

         13. HEADINGS. The Section headings herein are for convenience of reference only, do not constitute a part of this Agreement, and should not be deemed to limit or affect any of the provisions hereof.

         14. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

         15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, though all of which together shall constitute one and the same instrument.


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         16.  ASSIGNMENT.  Neither this Agreement nor any rights under this
Agreement are assignable and no duties or obligations under this Agreement are delegable. Any attempted purported assignment or delegation shall be void.

         17. ENTIRE AGREEMENT. This Agreement, together with its exhibits, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, correspondence, or understandings and agreements between the parties.

         18. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Arizona without regard to conflict of law principles.



                             UAG WEST, INC.


                             By:  _______________________________
                             Its: _______________________________




                             KBB, INC.


                             By:  _______________________________
                             Its: _______________________________


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                                     EXHIBIT "A"


                                       Counties

                                 State of California


    Los Angeles

    Orange

    Riverside

    Ventura

    San Bernadino

    San Diego